EXECUTION VERSION

CONFIDENTIAL SEPARATION AND RELEASE AGREEMENT
This CONFIDENTIAL SEPARATION AND RELEASE AGREEMENT (this “Agreement”) is entered into by and between Lilis Energy, Inc., a Nevada corporation (the “Company”), and Ronald D. Ormand (“Employee”) (collectively referred to as the “Parties”).

1.Separation from Employment. Employee’s last day of employment with the Company is June 6, 2019 (the “Separation Date”). Regardless of whether Employee signs this Agreement, Employee shall receive all wages and benefits earned through the Separation Date and for which he is entitled pursuant to the terms of the Executive Employment Agreement entered into as of July 5, 2016 (the “Employment Agreement”), less any and all customary and usual deductions or withholdings. Employee shall also be paid for his accrued, unused vacation through the Separation Date, which is equal to 12 days. Employee’s health and other medical insurance coverage will cease at midnight on the last day of the month of the Separation Date. As of the Separation Date, Employee may elect to continue group health plan covered under COBRA. The Company will provide Employee with a description of his COBRA rights and COBRA notices by separate letter. If Employee elects to continue group health plan coverage under COBRA, Employee will be responsible for paying full COBRA rates for the period of his coverage. The Employee shall also receive reimbursement for reasonable out-of-pocket expenses incurred by Employee prior to the Separation Date relating to the business or affairs of the Company, provided that the Employee submits supporting documentation for the expenses, and such expenses have been approved in accordance with the Company’s regular reimbursement procedures in effect as of the Separation Date. Employee may not sign this Agreement before the Separation Date.
2.    Effective Date of this Agreement. This Agreement will become final, binding and enforceable on the eighth (8th) day after Employee signs this Agreement, provided that Employee does not revoke (cancel) this Agreement during the seven (7) day Revocation Period as defined in Paragraph 16 of this Agreement (the “Effective Date”).
3.    Consideration for the Release. The Parties agree that the Separation Payment and other consideration that will be provided to Employee under this Agreement are in consideration for the release and waiver of any and all claims set forth in Paragraph 4 of this Agreement and all other promises and obligations made by Employee in this Agreement.
(a)    Separation Payment and Other Consideration. For an in consideration of Employee’s execution, delivery and non-revocation of this Agreement, the Company agrees to pay Employee one lump sum payment equal to the sum of (i) 12 months of Base Salary (currently $500,000), minus applicable withholding and deductions, (ii) separation payment of $500,000 in part as consideration for the extension of the non-competition term in the Employment Agreement, among other things, and (iii) an amount equal to 18 months of COBRA premiums based on the terms of the Company’s group health care plan and Employee’s coverage under such plan as of the Effective Date, minus applicable withholding and deductions (collectively, the “Separation Payment”). The Separation Payment shall be paid to Employee as soon as practicable after the Effective Date (and in no event later than the first regular payroll date following the Effective Date) in accordance with the Company’s normal payroll administration procedures; provided that all conditions precedent to payment of the

Separation Payment described in Paragraph 3(b) of this Agreement have been satisfied. The Company will issue Employee an IRS Form W-2 for the Separation Payment. Employee acknowledges that Employee is not otherwise entitled to the Separation Payment or any other consideration provided to Employee under this Agreement. Employee further acknowledges that Employee has been paid all wages, bonuses, commissions and other compensation owed for all work and any earned but unused vacation time by Employee through the Separation Date. Additionally, the Company has agreed to extend the period to exercise certain options granted and vest certain restricted stock awards to Employee as set forth in Appendix A upon the occurrence of the Effective Date.
(b)    Conditions Precedent for the Separation Payment. To become entitled to the Separation Payment, Employee must (i) agree to the terms of this Agreement; (ii) sign this Agreement in its original form; (iii) deliver it to Joseph C. Daches, either by courier or mail to 201 Main Street, Suite 1351, Fort Worth, Texas 76102 or by email at JDaches@lilisenergy.com on or before the twenty-second (22nd) day after the date that Employee receives this Agreement; (iv) comply with the terms of this Agreement; (v) return all Company property (to the Company’s satisfaction, in its sole discretion) pursuant to this Agreement and Section 13.4 of the Employment Agreement, and (vi) assist, to the extent requested prior to the Effective Date, in the transition of his duties and responsibilities pursuant to Paragraph 13 of this Agreement. Employee understands and agrees that if Employee revokes (cancels) this Agreement before the end of the Revocation Period described in Paragraph 15, Employee shall not receive the Separation Payment.
(c)    Fair and Adequate Consideration. The Parties acknowledge and agree that the Separation Payment described above, along with the Parties’ respective promises and obligations under this Agreement, together constitute good, sufficient and adequate consideration for the release and waiver by Employee of any and all claims described in Paragraph 4 of this Agreement as well as all other promises and obligations made by Employee in this Agreement.
4.    Full Release of Claims. Employee, on behalf of Employee and Employee’s spouse (if any), representatives, estate, heirs, executors, administrators, successors or any persons or entities acting by or through Employee or on Employee’s behalf hereby KNOWINGLY AND VOLUNTARILY WAIVE, RELEASE AND DISCHARGE the Company and its past, present and future parent, subsidiary, affiliated, or related companies, together with each and all of their respective past, present and future shareholders, investors, officers, directors, partners, members, managers, principals, servants, employees, agents, contractors, representatives, attorneys, insurers, predecessors, successors, and assigns (collectively, the “Related Parties”) from and against any and all rights, claims, complaints, debts, losses, liabilities, demands, obligations, promises, acts, agreements, grievances, losses, arbitrations, defenses, actions, causes of action and/or damages, whether in law or in equity, known or unknown, accrued or unaccrued, direct or derivative, liquidated or unliquidated, and suspected or unsuspected, that are based upon facts, events, acts or omissions occurring on or before the Effective Date of this Agreement, including, but not limited to, any matter or action related to Employee’s employment with or separation from the Company. Employee understands and agrees that the release of claims contained in this Paragraph includes, but is not limited to:
(a)    any and all claims arising under any state or local laws, rules, regulations or ordinances, including but not limited to all claims arising under any federal laws, rules or regulations, including but not limited to, Title VII of the Civil Rights Act of 1964; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Americans with Disabilities Act of 1990; the Age Discrimination in Employment Act of 1967, as amended; the Family and Medical Leave Act of 1993; and the Fair Labor Standards Act, as amended;
(b)    any and all tort, contract, statutory or common law claims, matters or actions; and,
(c)    any and all claims for money or past or future employment benefits, including but not limited to, wages, salary, bonuses, vacation pay, medical or dental insurance coverage, severance pay, pension or profit sharing benefits, commissions, deferred compensation, and/or other benefits, which accrued on or before the Effective Date as a result of Employee’s employment with or separation from the Company.
Notwithstanding the foregoing, the Parties hereby agree that this release of claims excludes and does not apply to (a) any claim for unemployment compensation, (b) any claim for workers’ compensation benefits, (c) any benefits that Employee is entitled to receive under any Company plan that is a qualified plan under IRC § 401(a) or is a group health plan subject to continuation of benefits as required by the Texas Insurance Code or other applicable law, (d) any rights or payments to which Employee is entitled on account of Employee’s ownership of equity of any Related Party, and (e) any existing right Employee has to indemnification, contribution or a defense or any directors and officers and general liability insurance coverage.
5.    Covenant Not To Sue. Employee promises and agrees not to sue the Company or the Released Parties (other than with respect to any action to enforce or challenge the terms of this Agreement) in any court, agency or tribunal, or file any petition, complaint, action, cause of action, lawsuit, administrative charge, claim, controversy, demand, grievance, arbitration or other legal proceeding, whether by way of direct action or by counterclaim, cross-claim, or interpleader, against any of the Related Parties arising out of or relating to Employee’s employment with or separation from the Company (unless such proceeding is a class action in which case Employee agrees to “opt out” of the class and not participate in the class action or unless such proceeding is at or initiated by the Equal Employment Opportunity Commission) relating to any events occurring on or before the Effective Date of this Agreement. If Employee breaches this covenant, Employee hereby acknowledges and agrees that Employee shall be liable to and shall DEFEND, INDEMNIFY AND HOLD HARMLESS the Company and the Related Parties from and against any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred by the Company or any of the Related Parties as a result of such breach. This Paragraph does not require payment of the Separation Payment as a condition precedent to recovery by any of the Related Parties against Employee under this Paragraph.
6.    No Admission of Liability. Neither the payment of any consideration under this Agreement, nor the execution or delivery of this Agreement shall in any way constitute or be construed as an admission, express or implied, by the Company or Employee of any improper actions or liability. The Parties each specifically deny and disclaim any alleged liability or wrongdoing. Nothing contained in this Agreement shall acknowledge or imply that either Employee or the Company violated any federal, state or local laws, rules, regulations or ordinances. Employee hereby acknowledges, promises and represents that Employee has no knowledge of any fraud, illegal activity or violation of federal, state or local law by the Company or any of the Related Parties.

7.    Non-Disparagement. Employee promises and agrees not to, directly or indirectly, engage in any act or conduct, or cause any act or conduct to occur, that is intended or may reasonably be expected to defame, disparage, damage or harm the reputation, business, prospects or operations of the Company or the Related Parties, whether by oral, visual, electronic, written or other means of expression or communication including, but not limited to on any website, forum, chatroom, blog, social media, news outlet or other method of expression, publication or communication. The Company promises and agrees not to, directly or indirectly, and to take commercially reasonable efforts to cause its directors, officers, employees and agents not to, engage in any act or conduct, or cause any act or conduct to occur, that is intended or may reasonably be expected to defame, disparage, damage or harm the reputation, business, prospects or operations of Employee, whether by oral, visual, electronic, written or other means of expression or communication including, but not limited to on any website, forum, chatroom, blog, social media, news outlet or other method of expression, publication or communication. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Agreement limits either party’s ability (i) to testify truthfully as compelled by process of law or (ii) to communicate with any government agencies or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information and reporting possible violations of law or regulation or other disclosures protected under the whistleblower provisions of applicable law or regulation, without notice to the other party, or limits any right to receive an award for information provided to any government agencies.
8.    Continuing Non-Solicitation Obligation of Employee. Employee understands and acknowledges that the Company has expended and continues to expend significant time and expense in recruiting and training its employees, and that the loss of employees would cause significant and irreparable harm to the Company. Employee agrees that the non-solicitation provisions contained in Section 12 of the Employment Agreement remains in full force and effect after the Effective Date of this Agreement. Unless expressly consented to by the Company in writing, Employee shall not seek directly or indirectly, by the offer of alternative employment or other inducement whatsoever, to solicit, hire, recruit, or induce the termination of any employee of the Company or its subsidiaries for a period of one (1) year beginning on the Separation Date.
9.    Continuing Obligations Regarding Confidential Information. Employee promises and agrees not to, directly or indirectly, use or disclose or cause to be disclosed to any third party any confidential, proprietary or trade-secret information of or related to the Company’s business, including, but not limited to, any documents, information or data (whether in written, electronic, digital or other form) containing or related to the Company’s finances, products and services, research and development, marketing strategies or endeavors, billing strategies or practices, pricing or profit margins, and cost structures. Employee further warrants, promises and covenants that, as of the Effective Date, Employee has returned to the Company all confidential, proprietary or sensitive materials and information of or related to the Company or any Related Parties including, but not limited to, all documents, materials, audio or tape recordings, flash drives or other storage devices, or electronically-stored data or information constituting or containing confidential, proprietary or sensitive information of or related to the Company, any Related Parties, or any of the Company’s clients or customers. The Parties agree that the confidentiality provision contained in this Paragraph is a material part of this Agreement and that any violation of this Paragraph shall be considered a material breach of this Agreement. The Parties further agree that, notwithstanding anything contained in this Paragraph, any agreements that Employee entered into during Employee’s employment related to confidentiality or non-disclosure of information, including but not limited to Section 13 of the Employment Agreement shall remain in full force after the Effective Date of this Agreement.
10.    Confidentiality of this Agreement. Employee promises and agrees not to, directly or indirectly, disclose or cause to be disclosed to any third party, including employees of the Company or any Related Parties, the existence or terms of this Agreement; provided, however, that Employee has the right to disclose the terms of this Agreement to Employee's spouse (if any), financial/tax advisor or attorney, in response to a governmental inquiry, including a governmental tax audit or a judicial subpoena, or as otherwise required by law. Employee agrees that neither this Agreement nor any version of this Agreement shall be admissible in any forum as evidence against the Company except in a proceeding to challenge or enforce this Agreement.
11.    Return of Company Documents and Other Property. Employee hereby promises and agrees that, as of the Effective Date, Employee has (i) returned to the Company any and all Company property, including but not limited to, any and all electronic or personal devices owned or leased by the Company (including computers, tablets, laptops, cell phones, smartphones, PDAs and the like); access or security keys or cards (including computer tokens, keys, access cards, parking cards and the like); electronic storage devices (including CDs, DVDs, USB drives, zip drives, thumb drives, jump drives, internal or external hard drives, computer disks and the like) that contain documents or information related to the Company or the Related Parties; Company credit cards, debit cards or checkbooks; and all other property, documents, data, records or information (whether in written, electronic, digital or other form) in Employee’s possession, custody or control that relates to the Company, any Related Parties, any of the Company’s clients or customers; provided, however, that Employee may retain, at his own expense, his current cell phone and cell phone number after removing any Company confidential information in cooperation with representatives of the Company; and (ii) deleted or destroyed all copies of any such documents and materials not returned to the Company that were in Employee’s possession or control, including those stored on any non-Company devices, networks, storage locations and media. Employee also represents and warrants that Employee has not retained copies of any Company documents, materials or information (whether in hardcopy, on electronic media or otherwise). Employee shall disclose to the Company all passwords needed for the Company to access any information that Employee has password-protected on any computer equipment or computer network of the Company.
12.    Non-Competition. Employee understands and acknowledges that the Company has invested substantial time, money and specialized knowledge in developing and improving its business in the energy industry, including the development of confidential, proprietary and trade secret information. Because of the Company’s legitimate business interest and the good and valuable consideration offered to the Employee under this Agreement, the Employee reaffirms the non-competition obligations set forth in Section 12 of the Employment Agreement and agrees and covenants that that Employee will not, for a period of twenty-four months following the Separation Date, without prior written consent of the Company’s Board of Directors, accept a position to perform duties similar to those performed by Employee while at the Company, directly or indirectly (whether as a proprietor, stockholder, director, partner, employee, agent, independent contractor, consultant, trustee or in any other capacity) with respect to any property, drilling program, oil and gas leasehold, project or field, in which the

Company participates, or has any investment or other business interest in, within five miles of the boundary of any existing Company leasehold in the United States in which the Company has conducted business at any time within the one-year period immediately preceding the Separation Date, other than in the Central Basin platform (a “Competing Enterprise”); provided, however, that Employee shall not be deemed to be participating or engaging in a Competing Enterprise solely by virtue of Employee’s ownership of not more than 4.9% of any class of stock or other securities which are publicly traded on a national securities exchange or in a recognized over-the-counter market. Employee acknowledges and agrees that the terms of this Paragraph 12, including the duration and geographical limitations, are reasonable and that Company would suffer irreparable harm if Employee were to violate this Paragraph 12. For purposes of this Agreement, the Central Basin platform (CBP) is a tectonically uplifted basement block capped by a carbonate platform between the Delaware and Midland Basins in the larger Permian basin, and is subdivided into several formations mainly comprised of carbonate reef deposits and shallow marine clastic sediments.
13.    Cooperation. Employee agrees that, as requested by the Company or its counsel, he will fully cooperate with the Company and its counsel in any formal or informal inquiry, investigation, disciplinary or other proceeding initiated by any government, regulatory or law enforcement agency (including without limitation the Brennan Short and Seth Blackwell litigation, the Securities and Exchange Commission, FINRA, formerly the National Association of Securities, Inc., or the Office of Thrift Supervision). Employee further agrees to fully cooperate with the Company and its counsel in both the pursuit or prosecution of any claim or right the Company may hold against others for damages or relief and in defending the Company against any pending or future claims, complaints or actions brought against the Company, including but not limited regulatory actions, administrative proceedings, arbitration claims, lawsuits or independent investigations by the Board in conjunction with a stockholder demand. In this regard, Employee agrees that he will promptly provide all information or documents he may possess relevant to the subject matter of any inquiry, and that he will testify truthfully and with complete candor in connection with any such regulatory, administrative or legal action or proceeding. To the extent possible, the Company will try to limit Employee’s participation to regular business hours. Any request for cooperation by the Company hereunder will provide reasonable advance notice and take into account, to the extent practicable, Employee’s personal and professional schedule.
14.    Twenty-One (21) Days to Consider this Agreement. Employee acknowledges and agrees that Employee (a) is advised to consult with an attorney; (b) has been fully informed and is fully aware of Employee's right to discuss any and all aspects of this matter with an attorney of Employee's choice; (c) has had up to and including a full twenty-one (21) calendar days within which to consider this Agreement before signing it; (d) has the option to waive the right to take a full twenty-one (21) days by signing this Agreement before the end of the twenty-one (21) day period; and (e) shall not become entitled to the Separation Payment unless Employee signs and delivers this Agreement to Joseph C. Daches, either by courier or mail to 201 Main Street, Suite 1351, Fort Worth, Texas 76102 or by email at JDaches@lilisenergy.com before the end of the twenty-one (21) day period, and does not revoke (cancel) this Agreement under Paragraph 15.
15.    Seven (7) Day Revocation Period. Employee acknowledges and agrees that (a) for a period of seven (7) calendar days following the date that Employee signs this Agreement, Employee may revoke (cancel) this Agreement (the "Revocation Period"); and (b) this Agreement shall not become effective or enforceable until the Revocation Period has expired. In order to revoke (cancel) this Agreement, Employee must submit Employee’s revocation (cancellation) via email to Joseph Daches at JDaches@lilisenergy.com, before the end of the Revocation Period; and, any and all originals or copies of the Agreement must be returned to Joseph Daches, either by courier or mail to 201 Main Street, Suite 1351, Fort Worth, Texas 76102 at the time of such revocation (cancellation). Employee understands and agrees that if Employee revokes (cancels) this Agreement before the end of the Revocation Period, Employee shall not receive the Separation Payment. Employee represents, acknowledges and agrees that Employee fully understands Employee's rights and obligations under this Paragraph.
16.    Successors. This Agreement, including specifically Paragraphs 7, 8, 9, 10, 11 and 12, and their respective subparts, shall inure to the benefit of and be binding upon the heirs, representatives, successors (by merger, acquisition or otherwise) and assigns of the Parties.
17.    Governing Law; Choice of Forum. This Agreement shall be governed by, and construed and enforced according to, the laws of the State of Texas without regard to conflict of law rules or principles. Employee and the Company each hereby submit to the personal jurisdiction of, and venue in, the federal and state courts in the county of Harris and the State of Texas, which the Parties agree shall be the exclusive jurisdiction and venue for any actions, claims or disputes arising out of or relating to this Agreement. The Parties acknowledge and agree that this Paragraph is a material inducement for the Company to enter into this Agreement.
18.    Indemnification. In the event that Employee is made a party or threatened to be made a party or a witness to any action, suit, or proceeding (a “Proceeding”), by reason of the fact that Employee is or was a director or officer of, an employee or consultant of, or was otherwise acting on behalf of, the Company, any affiliate of the Company, any employee benefit plan or any other entity at the request of the Company, Employee shall be indemnified and held harmless by the Company, to the maximum extent permitted under applicable law, from and against any and all liabilities, costs, claims and expenses, including any and all costs and expenses (including attorneys’ fees) incurred in defense of any Proceeding, and all amounts paid in settlement thereof after consultation with, and receipt of approval from, the Company, which approval shall not be unreasonably withheld, conditioned or delayed. Costs and expenses incurred by Employee in defense of such Proceeding shall be paid by the Company in advance of the final disposition of such litigation upon receipt by the Company of: (i) a written request for payment; (ii) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought; and (iii) an undertaking adequate under applicable law made by or on behalf of Employee to repay the amounts so paid if it shall ultimately be determined that Employee is not entitled to be indemnified by the Company under this Agreement. The rights to indemnification and advancement of costs and expenses provided in this Paragraph 18 are not and will not be deemed exclusive of any other rights or remedies to which Employee may at any time be entitled under applicable law, the organizational documents of the Company or any of its subsidiaries, any agreement or otherwise, and each such right under this Paragraph 18 will be cumulative with all such other rights, if any. For a period of six years after the Separation Date, the Company or any successor to the Company hereunder shall maintain, at its own expense, liability insurance providing coverage to Employee on terms that are no less favorable than the coverage provided to directors and senior officers of the Company as of the Effective Date.
19.    Complete Agreement. This Agreement represents the complete agreement and understanding between the Parties concerning the subject matter in this Agreement, and supersedes all prior agreements or understandings, verbal or written, pertaining to the subject matter of this Agreement. No oral understandings, statements, covenants, promises, terms, conditions, or obligations contrary or in addition to the terms of this Agreement exist other than those expressly set forth in this Agreement. Notwithstanding the foregoing, Employee acknowledges and agrees that upon the Effective Date, Employee shall continue to be bound by any and all agreements, policies or procedures of the Company related to the confidentiality and non-disclosure of any confidential, proprietary or trade-secret information of the Company, the Related Parties or any customer or client of the Company, as well as any non-compete or non-solicitation obligations Employee may have agreed or entered in to upon or during Employee’s employment with the Company.
20.    Modification of this Agreement. This Agreement may not be changed by oral representations and may only be amended or modified by a written instrument signed by each of the Parties, or their respective authorized representatives, successors or assigns, and must expressly state that it is the intention of each of the Parties to amend this Agreement.
21.    Waiver Only Effective if in Writing. No failure by either party at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of such provision or condition of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.
22.    Headings. Any titles or headings used in this Agreement are intended only for convenience and reference. Such titles and headings do not nor are they intended to be interpretive of the contents of any paragraph or provision in this Agreement.
23.    Severability of Unenforceable Terms. If any of the provisions, terms, clauses, waivers or releases of claims and rights contained in this Agreement, or parts thereof, are declared void, voidable, illegal, unenforceable or ineffective in a legal forum of competent jurisdiction, such provisions, terms, clauses, waivers or releases of claims or rights, or parts thereof, shall be modified, if possible, in order to achieve, to the extent possible, the intentions of the Parties. If necessary, however, such provisions, terms, clauses, waivers and releases of claims and rights, or parts thereof, shall be severed from this Agreement, and the remaining provisions, terms, clauses, waivers and releases of claims and rights contained in this Agreement shall remain valid and binding upon Parties.
24.    Other Representations. By signing this Agreement, Employee acknowledges and agrees that Employee:
(a) has carefully read and fully understands all of the provisions, duties and rights of this Agreement;
(b) has been given a fair opportunity to discuss and negotiate the terms of this Agreement;

(c) has been advised to consult with an attorney of Employee’s choice regarding this Agreement and has had an opportunity to do so;
(d) has determined that it is in Employee’s best in interest to enter into this Agreement;
(e) has not been influenced to sign this Agreement by any statement or representation by the Company not contained in this Agreement;
(f) accepts the terms of this Agreement as fair and equitable under all the circumstances; and
(g) enters into this Agreement knowingly and voluntarily. Employee acknowledges and agrees that Employee’s decision to sign this Agreement is not a result of any fraud, duress, mistake or undue influence or leverage.

READ CAREFULLY BEFORE SIGNING
THIS IS A LEGALLY BINDING DOCUMENT. THIS AGREEMENT CONTAINS A RELEASE AND WAIVER OF EMPLOYEE’S RIGHTS UNDER FEDERAL, STATE AND LOCAL LAWS, RULES, REGULATIONS AND ORDINANCES. BY SIGNING THIS AGREEMENT, EMPLOYEE UNDERSTANDS THAT EMPLOYEE IS WAIVING ANY AND ALL RIGHTS EMPLOYEE HAS, HAD, MAY HAVE OR MAY HAVE HAD AGAINST THE COMPANY UNDER SUCH LAWS. BEFORE SIGNING, EMPLOYEE SHOULD REVIEW THIS AGREEMENT CAREFULLY AND SEEK THE ADVICE OF AN ATTORNEY TO DISCUSS THIS AGREEMENT INCLUDING THE LEGAL EFFECT OF SIGNING THIS AGREEMENT. BY SIGNING BELOW, THE PARTIES REPRESENT TO EACH OTHER THAT THEY HAVE REVIEWED AND DISCUSSED THIS AGREEMENT WITH AN ATTORNEY, HAVE SATISFIED THEMSELVES THAT THEY FULLY UNDERSTAND THE TERMS OF THIS AGREEMENT, AND ARE VOLUNTARILY EXECUTING THIS AGREEMENT ONLY AFTER SUCH CONSULTATION.
IN WITNESS WHEREOF, the Parties have executed this Agreement on the dates set forth below.

EMPLOYER	EMPLOYEE
Sign Name: /s/ Joseph C. Daches	Sign Name: /s/ Ronald D. Ormand
Print Name: Joseph C. Daches	Print Name: Ronald D. Ormand
Title: President and CFO	Date: June 6, 2019
Date: June 6, 2019

Appendix A

Options – Term Extended as of Effective Date

•	250,000 options granted December 15, 2016 @2.98 per share: post-termination exercise period extended for an additional two years.

Restricted Stock -- Vesting Accelerated as of Effective Date

•	2017 grant -- 165,000 shares scheduled to vest 10/5/2019.

•	2019 grant -- 264,000 shares scheduled to vest 2/14/2020 and 264,000 shares scheduled to vest 2/14/2021.

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